EXHIBIT 99.8
CONSENT
     We hereby consent to the use of our name in the first and second paragraphs under the heading “Legal Opinions” in the Prospectus Supplement dated October 18, 2007 to the Prospectus dated June 27, 2002 relating to securities issued pursuant to Registration Statement No. 333-90206 of Export Development Canada.
October 24, 2007

/s/ Milbank, Tweed, Hadley & McCloy LLP
Milbank, Tweed, Hadley & McCloy LLP